First California Financial Group, Inc.
1880 Century Park East, Suite 800
For further Information:		Los Angeles, CA 90067

At the Company:	At The Investor Relations Company:
Ron Santarosa	Tad Gage or Woody Wallace
805-322-9333	312-245-2700

First California Financial Group Begins Integrating Banks

Anticipates Gain on Sale of Assets; Will Record Integration-Related Charges

Los Angeles, CA, April 25, 2007 – First California Financial Group, Inc. (Nasdaq:FCAL), which recently completed a merger of equals combining National Mercantile Bancorp and FCB Bancorp, has started an integration program among its three banks that will combine the banks under a single brand – First California Bank. Management anticipates completing the integration of Mercantile National Bank, South Bay Bank and First California Bank by June 2007, subject to required regulatory approvals.

“As the combined First California Bank, we will have a new, vibrant organization with more than $1 billion in assets and 12 branches serving Los Angeles, Orange and Ventura counties,” said C. G. Kum, First California’s president and CEO. Kum continued: “We are creating an organization with significant size, service and lending capabilities. We are confident First California will have many new business opportunities. We are also confident the merger will generate meaningful operating efficiencies.”

The company anticipates the integration program will result in pre-tax charges of approximately $4.7 million related to creating operating efficiencies and eliminating redundancies, selective staff reductions, severance and new technology implementation costs. Management noted that staff reductions are solely related to the mergers, and not to business. The charges include approximately $2.1 million in technology implementation costs and $2.1 million in severance of which $1.2 million represents the severance for the former chief executive of National Mercantile Bancorp.

The merger has put First California in a position to consolidate the three banks under one charter, consequently freeing two national bank charters for sale. As a result, First California recently entered into agreements with United Central Bank and The Independent BankersBank, both of Texas, to sell these national bank charters and other assets. The company currently anticipates the sale of the charters will generate a pre-tax gain of $2.4 million. The gain will be recorded in second quarter 2007, contingent on normal regulatory approvals of the charter transfers.

Additionally, the company said it expects to announce first quarter 2007 results in early May. Results will include a significant portion of the integration-related expenses, and also a previously announced $1.6 million pre-tax charge related to a debt refinancing completed by National Mercantile Bancorp shortly before the merger’s closing. The debt refinancing is expected to save approximately $500,000 per year in pre-tax interest expense.

Management expects a net loss for first quarter 2007 but anticipates First California will be profitable in second quarter 2007.

“We are proceeding with the integration program and recording integration-related costs as fast as possible so the new company can quickly move ahead and focus on growing our business as a unified entity under the First California banner,” concluded Kum.

About First California

First California Financial Group, Inc. (Nasdaq:FCAL) serves commercial and retail customers throughout Los Angeles, Orange and Ventura counties. The bank offers a full line of quality retail-banking products through 12 full-service branch offices and six loan production offices. The company’s website can be accessed at www.fcalgroup.com.

Forward Looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the integration of the banks and the expected timing of that integration, the expected charges from that integration, the proposed sales of the national charters, the timing and anticipated premium from those sales, creation of operating efficiencies and interest expense savings, First California’s projected growth and expansion of its business opportunities, its anticipated profitability in the second quarter of 2007, and a wider array of products and services. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, the impact of the current national and regional economy on small business loan demand in Southern California, loan delinquency rates, the ability of First California and its subsidiaries to retain customers, interest rate fluctuations and the impact on margins, demographic changes, demand for the products and services of First California and its subsidiaries, as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, the ability of First California to integrate National Mercantile Bancorp and FCB Bancorp and their subsidiaries and respective businesses and the costs of doing so, delays in the timing of the integration and the charter sales and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California’s results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled “Risk Factors” in First California’s Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission (“SEC”). The documents filed by First California with the SEC may be obtained at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 1880 Century Park East, Suite 800, Los Angeles, CA 90067. Attention: Investor Relations. Telephone (310) 282-6703.

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